FIRST AMENDMENT TO
WARRANT No. 1
to purchase 23,076,923 Class A Common Shares of
THE E.W. SCRIPPS COMPANY
an Ohio Corporation

FIRST AMENDMENT TO WARRANT No. 1 TO PURCHASE 23,076,923 CLASS A COMMON SHARES OF THE E.W. SCRIPPS COMPANY, an Ohio corporation (the “Warrant”) is made and entered into on May 14, 2021 (this “First Amendment”), by and between The E.W. Scripps Company, an Ohio corporation (the “Corporation”) and Columbia Insurance Company, a Nebraska corporation (the “Warrantholder”) Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Warrant.

RECITALS

WHEREAS, on January 7, 2021, the Corporation issued the Warrant to the Warrantholder; and

WHEREAS, the Corporation and the Warrantholder, acting in accordance with Section 16 (Amendments) of the Warrant, desire to amend the Warrant on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and the Warrantholder, intending to be legally bound hereby, agree as follows:

1.Section 1 of the Warrant is hereby amended to add the following definition in alphabetical order therein: ““Series A Preferred Shares” means the Corporation’s Preferred Shares, Series A.”

2.The definition of “Expiration Date” in Section 1 of the Warrant is hereby amended and restated in its entirety as follows: ““Expiration Date” means the one-year anniversary of the first date on which no Series A Preferred Shares issued pursuant to the Purchase Agreement remain outstanding, subject to extension pursuant to Section 3(B).”

3.Section 3(A) of the Warrant is hereby amended and restated in its entirety as follows:

“(A)    Subject to Section 2, to the extent permitted by applicable laws and regulations, the right to purchase the Shares represented by this Warrant is exercisable, in whole or in part by the Warrantholder, at any time or from time to time after the execution and delivery of this Warrant by the Corporation on the date hereof, but in no event later than 5:00 p.m., New York City time, on the Expiration Date, by (i) the surrender of this Warrant and an executed Notice of Exercise or Sale in substantially the form annexed hereto, duly completed and executed on behalf of the Warrantholder, at the principal executive office of the Corporation located at 312 Walnut Street, Cincinnati, Ohio 45202 (or such other office or agency of the Corporation in the United States as it may designate by notice in writing to the Warrantholder at the address of the Warrantholder appearing on the books of the Corporation), and (ii) payment of the Exercise Price for the Shares thereby purchased at the election of the Warrantholder by tendering in cash, by certified or cashier’s check payable to the order of the Corporation, or by wire transfer of immediately available funds to an account designated by the Corporation.”

4.Section 3(B) of the Warrant is hereby amended and restated in its entirety as follows:

“(B)    At the request of the Warrantholder, made at any time and from time to time, the Corporation shall make or cause to be made all filings required from the Corporation or its respective subsidiaries or affiliates under the HSR Act to permit the Warrantholder to acquire the Shares, and shall use commercially reasonable efforts to cooperate with the Warrantholder in connection with HSR Act filings and otherwise with respect to the obtaining of any required antitrust approvals. Any filing fees payable by any party hereto in connection with filings required under the HSR Act shall be borne entirely by the Warrantholder. The Warrantholder hereby acknowledges and agrees that its exercise of this Warrant for Shares is subject to the condition that the Warrantholder will have first received any applicable Regulatory Approval. In the event that the Warrantholder has not obtained any applicable Regulatory Approval with respect to any exercise (in whole or in part) of this Warrant prior to the Expiration Date for any reason other than the failure of the Warrantholder to use its commercially reasonable efforts to obtain such Regulatory Approval, the Expiration Date shall be automatically extended, on an ongoing basis for so long as the Warrantholder continues to use such commercially reasonable efforts, until the date that is 30 days following the Warrantholder’s receipt of such Regulatory Approval. Notwithstanding the foregoing or any other provision of this Warrant or the Purchase Agreement to the contrary, in no event shall the Warrantholder be required to agree to (and, for clarity, none of the following shall be deemed to be commercially reasonable) (a) any prohibition of or limitation on the ownership or operation by the Warrantholder, any of its Affiliates, or any of its or their respective subsidiaries, of any portion of their respective businesses or assets, (b) divest, hold separate or otherwise dispose of any portion of its, its Affiliates’, or any of its or their respective subsidiaries’ respective businesses or assets, (c) any limitation on the ability of the Warrantholder, any of its Affiliates, or any of its or their respective subsidiaries, as the case may be, to acquire or hold, or exercise full rights of ownership of, the Warrant, the Warrant Shares, the Shares, or the Series A Preferred Shares, or (d) any other limitation on the Warrantholder’s, any of its Affiliates’, or any of its or their respective subsidiaries’ ability to effectively control their respective businesses or operations or any assets thereof.”

5.Section 13(D) of the Warrant is hereby amended by adding the following sentence as the last sentence of such Section: “Notwithstanding anything to the contrary in this Section 13(D), no increase to the Exercise Price or decrease in the number of Warrant Shares shall be made in connection with or as a result of any Pro Rata Repurchase.”

6.The Annex to the Warrant is hereby superseded by the Annex attached to this First Amendment.

7.This First Amendment may be executed in any number of counterparts, including by means of facsimile or by e-mail delivery of a “.pdf” format data file, each of which when executed shall be deemed to be an original copy of this First Amendment and all of which taken together shall constitute one and the same agreement.

8.Except as expressly set forth herein, this First Amendment shall not alter, modify, amend or in any way affect any of the terms or conditions contained in the Warrant, which shall continue in full force and effect.

9.Upon the execution hereof, this First Amendment and the Warrant shall constitute one agreement. The term “Warrant”, as used in the Warrant, shall mean the Warrant as amended by this First Amendment, although this change shall not alter the dates as of which any provision of the Warrant speaks, except as expressly provided herein. For example, phrases such as “as of the date hereof” and “as of the date of this Warrant” shall continue to refer to January 7, 2021, the date that the Warrant was executed, except as expressly provided herein.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed the date first above written.

                    THE E.W. SCRIPPS COMPANY

By:	/s/ William Appleton
Name:	William Appleton
Title:	Executive Vice President and General Counsel

COLUMBIA INSURANCE COMPANY

By:	/s/ R. Ted Weschler
Name:	R. Ted Weschler
Title:	Authorized Signatory

ANNEX

[Form of Notice of Exercise or Sale]

Date: [●]
TO:    The E.W. Scripps Company
RE:    Election to Purchase Class A Common Shares or Sell Warrant
The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase the number of Class A Common Shares set forth below covered by such Warrant in whole or in part. The undersigned, in accordance with Section 3(A) of the Warrant, hereby agrees to pay the aggregate Exercise Price for such Class A Common Shares in cash. A new warrant evidencing the remaining Class A Common Shares covered by such Warrant, but not yet subscribed for and purchased, if any, should be issued in the name of the Warrantholder set forth below.
If this Warrant is being exercised for Class A Common Shares:
Number of Class A Common Shares: [●]
Aggregate Exercise Price: [●]

Warrantholder
By:
Name:
Title: